Exhibit 4.2

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A WARRANT ISSUANCE AGREEMENT, DATED AS OF JULY 11, 2022, BY AND BETWEEN THE ISSUER OF THESE SECURITIES AND WALMART INC., A DELAWARE CORPORATION, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE

CANOO INC.

WARRANT TO PURCHASE COMMON STOCK

Number of shares of Common Stock: 61,160,011
Date of Issuance: July 11, 2022 (“Issuance Date”)

CANOO INC., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WALMART INC., a Delaware corporation, the registered holder hereof (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof and any additional Warrants to purchase Common Stock issued pursuant to Section 3, the “Warrant”), at any time or times on or after the Issuance Date but only with respect to the portion of the Warrant that has vested as of such time, but not after 11:59 p.m., Central Time, on the Expiration Date (as defined below). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16.

This Warrant is issued: (i) pursuant to and subject to the provisions of the Warrant Issuance Agreement dated as of the Issuance Date between the Holder and the Company (including any amendments thereto, the “Warrant Issuance Agreement”); and (ii) as a condition to the execution of the Electric Vehicle Agreement dated as of the Issuance Date by and between the Company and the Holder (including any amendments, addendums, exhibits, annexes, and POs issued thereunder, collectively, the “EV Agreement”).

1. VESTING. This Warrant shall vest and become exercisable as follows:

(i) 15,290,003 Warrant Shares will vest and become exercisable immediately on the Issuance Date.

(ii) Following the Issuance Date, the remaining Warrant Shares (“Revenue Vesting Shares”) will vest and become exercisable on a pro rata based on Total Walmart Generated Revenue in an amount proportional to $300 million, until aggregate Total Walmart Generated Revenue shall reach $300 million, at which time all Revenue Vesting Shares (and all Warrant Shares) shall have vested. For example, at such time as Total Walmart Generated Revenue from and after the Issuance Date shall have reached $30 million, 10% of the Revenue Vesting Shares shall have become vested and exercisable.

(iii) Promptly following the end of each calendar quarter until all Warrant Shares have vested, the Holder shall calculate the Total Walmart Generated Revenue generated by Walmart and its Affiliates during such calendar quarter (or, for the calendar quarter in which the Issuance Date occurred, since the Issuance Date) and provide notice to the Company thereof together with calculations that are sufficiently detailed to enable the Company to validate such determination (the “Revenue Notice”), and the Company shall account for any vesting of the Warrant Shares accordingly. If the Company delivers a Dispute Notice (as defined below) pursuant to subparagraph (iv) below with respect to the Revenue Notice, the Revenue Vesting Shares subject to dispute shall not become vested until such time it is determined pursuant to the terms and conditions hereof that the vesting conditions have been satisfied.

(iv) If the Company desires to dispute the determination in any such Revenue Notice (such dispute, a “Revenue Dispute”), the Company will provide written notice to the Holder within ten (10) Business Days following receipt of the Revenue Notice, with reasonable supporting detail of the basis for dispute (a “Dispute Notice”). The parties shall have twenty (20) Business Days following receipt of the Dispute Notice to work together in good faith to resolve any such dispute (the “Resolution Period”). In the event that the parties resolve the Revenue Dispute during the Resolution Period, the Warrant Shares subject to vesting in accordance with such resolution shall become immediately vested on the date of such resolution. In the event the parties are unable to resolve the Revenue Dispute within the Resolution Period, either the Company or the Holder may, in its sole discretion, elect to commence mediation with a mediator to be mutually agreed upon the parties in good faith to resolve such dispute. The costs of the mediator shall be shared equally by the Company and the Holder, provided that if the mediator shall resolve the dispute substantially in the favor of either the Company or the Holder, the other shall bear all costs of the mediator.

2. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder at any time after the occurrence of the Applicable Stockholder Vote (and regardless of the outcome of such vote), but only to the extent vested, in whole or in part (except as provided under Section 3 below), by (i) delivery of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant, and (ii) payment to the Company of an amount equal to the Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) (x) in cash by wire transfer of immediately available funds to an account designated by the Company (such manner of exercise, a “Cash Exercise”) and/or (y) without payment of cash, by reducing the number of Warrant Shares obtainable upon the exercise of this Warrant and payment of the Exercise Price in cash so as to yield a number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in part, as applicable) equal to the product of (A) the number of Warrant Shares issuable upon the exercise of this Warrant (either in full or in part, as applicable) (if payment of the Exercise Price were being made in cash) and (B) the Cashless Exercise Ratio (such manner of exercise, a “Cashless Exercise”); provided that such product shall be rounded to the nearest whole Warrant Share. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by book entry position, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise by the date that is the earlier of (i) two (2) Trading Days after the delivery to the Company of the Exercise Notice and the Aggregate Exercise Price (the “Exercise Delivery Documents”), and (ii) the number of Trading Days comprising a standard settlement period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Exercise Delivery Documents (or if requested by Holder the date the Warrant Shares are transferred to the name of the Holder by book entry position by the Transfer Agent), the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised.

(b) No Fractional Shares. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares to be issued shall be rounded to the nearest whole number.

(c) Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

(d) Delivery of a New Warrant. The Holder shall not be required to surrender this Warrant to the Company for cancellation until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case the Holder shall surrender this Warrant within three (3) Business Days of the date on which the final Exercise Notice is delivered to the Company. Partial exercise of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. Notwithstanding the foregoing, if this Warrant has been exercised in part the Company shall, at the request of the Holder and upon surrender of this Warrant certificate, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(e) Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(c)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

(f) Exercise Price. For purposes of this Warrant, “Exercise Price” means $2.15 per Warrant Share, subject to adjustment as provided herein.

(g) Exercise Restriction. Notwithstanding anything herein to the contrary, in no event shall the Company issue more than 53,852,492 shares of Common Stock in respect of this Warrant unless and until the Company shall have obtained the Requisite Stockholder Approval (as such term is defined in the Warrant Issuance Agreement); provided, that in lieu of any Shares which would have been issued in connection with a valid exercise of this Warrant but for the application of this Section 2(g) (such Shares, the “Excess Shares”), the Company shall pay to the Holder an amount in cash equal to the product of: (i) the excess of (x) the 30-Day VWAP as of the day immediately preceding the applicable exercise date and (y) the Exercise Price, times (ii) the number of Excess Shares. Any cash amounts due pursuant to the foregoing sentence shall be paid by the Company by wire transfer of immediately available funds on or prior to the Warrant Share Delivery Date applicable to such exercise and following such payment the Company shall cease to have any further obligations in respect of the portion of the Warrant relating to such Excess Shares.

3. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.

(a) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall at any time or from time to time (a) declare, order, pay or make a dividend or make a distribution on Common Stock in additional shares of Common Stock, (b) split, subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (c) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Holder immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised in full immediately prior to such record date or effective date, as the case may be (disregarding whether or not this Warrant had been exercisable by its terms at such time). In the event of such adjustment, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the number of Warrant Shares issuable upon the exercise of this Warrant in full before the adjustment determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant was exercisable by its terms at such time) and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new number of Warrant Shares issuable upon exercise of the Warrant in full determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant is exercisable by its terms at such time); provided that such product shall be rounded to the nearest whole Warrant Share.

(b) Certain Issuances of Common Stock or Convertible Securities. If the Company shall at any time or from time to time issue shares of Common Stock (or rights or warrants or any other securities or rights exercisable or convertible into or exchangeable for shares of Common Stock (collectively, a “conversion”)), including through distributions on outstanding securities (collectively, “Convertible Securities”) (other than in Permitted Transactions or transactions to which the adjustments set forth in Section 3(a) are applicable), without consideration or at a consideration per share (or having a conversion price per share) that is less than the Exercise Price then in effect (the date of such issuance, the “Pricing Date”) then, in such event:

(A) the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to the Pricing Date (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (I) the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Pricing Date and (y) the number of additional shares of Common Stock issued (or into which Convertible Securities may be converted) and (II) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Pricing Date and (y) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration in respect of such issuance of shares of Common Stock (or Convertible Securities) would purchase at the Market Price of Common Stock immediately prior to the Pricing Date; and

(B) the Exercise Price payable upon exercise of this Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the Pricing Date by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant in full immediately prior to the adjustment pursuant to clause (A) above (disregarding whether or not this Warrant was exercisable by its terms at such time), and the denominator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant in full immediately after the adjustment pursuant to clause (A) above (disregarding whether or not this Warrant is exercisable by its terms at such time).

For purposes of this Section 3(b), “Permitted Transactions” shall include (a) issuances of shares of Common Stock (including upon exercise of options) to directors, advisors, employees or consultants of the Company pursuant to a stock option plan, employee stock purchase plan, restricted stock plan, other employee benefit plan or other similar compensatory agreement or arrangement approved by the Board of Directors, (b) issuances of shares of Common Stock in a Qualified Financing, (c) issuance of the Company’s equity interests upon exercise of warrants or options, or conversion of outstanding equity interests, outstanding as of the Issuance Date, (d) any sale of the Company’s equity interests pursuant to a registered public offering, (e) sales of Common Stock in transactions deemed to be “at-the-market” sales pursuant to Rule 415 of the Securities Act, including any sales pursuant to the standby equity purchase agreement, dated as of May 10, 2022, between the Company and YA-II PN, Ltd., (f) issuance of shares of Common Stock as payment to Company vendors and suppliers, or issuances to secure such payment obligations, and (g) issuance of Common Stock issuable upon exercise of this Warrant. For the avoidance of doubt, except in connection with any transaction described in Section 3(a), no adjustment pursuant to this Section 3(b) shall be made to an applicable Exercise Price or number of related Warrant Shares in the case of the issuance of Common Stock or Convertible Securities at a consideration per share (or having a conversion or exercise price per share) that is equal to or greater than such Exercise Price. Any adjustment made pursuant to this Section 3(c) shall become effective immediately upon the date of such issuance. For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 3(b)

(c) Distributions. If the Company, at any time while this Warrant is outstanding, declares or makes any dividend or distributes to holders of shares of Common Stock (and not to the Holder) evidences of its indebtedness or assets (including cash and cash dividends or property) or rights or warrants to subscribe for or purchase any security (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction other than dividends or distributions pursuant to Section 3(a)) (a “Distribution”), then the Holder will be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon exercise of the Warrant solely to the extent exercisable immediately before the date as of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

4. SALE OR LIQUIDATION TRANSACTION. Upon the occurrence of a Change of Control, liquidation, or similar event with respect to the Company, (a) the portion of the Warrant that is vested at the time of such event shall be deemed automatically exercised immediately prior to such event and all amounts payable with respect to the Common Stock shall include the Warrant Shares resulting from such exercise (less the applicable Aggregate Exercise Price). and (b) the portion of the Warrant that is unvested at the time of such event shall remain outstanding and assumed by the successor entity. Notwithstanding the foregoing, in the event the Change of Control, liquidation, or similar event could negatively impact the Holder’s ability to earn Warrant Shares, including without limitation by adversely impacting in any respect the potential amount of Total Walmart Generated Revenue, the portion of the Warrant that remains unvested, if any, at the time of such event shall accelerate and fully vest immediately prior thereto.

5. WARRANT HOLDER NOT DEEMED A STOCKHOLDER. The Holder, solely in such Person’s capacity as the Holder of this Warrant, shall not be entitled to vote or receive distributions or be deemed a holder of Common Stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any company action (whether any reorganization, issue of shares, reclassification of shares, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive distributions or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

6. REISSUANCE OF WARRANTS.

(a) Restrictions on Transfer. The Holder may not sell, exchange, assign, pledge, hypothecate, gift or otherwise transfer, dispose of or make or permit any indirect transfer of this Warrant without the prior written consent of the Company’s board of directors; provided, however, that the Holder may assign this Warrant to any of its Affiliates without such prior written consent.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant.

7. FACILITATION OF SALES UNDER RULE 144. For as long as the Holder or any Permitted Transferee owns any Warrant Shares, to the extent it shall be required to do so under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company shall timely file the reports required to be filed by it under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), and submit all required Interactive Data Files (as defined in rules and regulations promulgated by the SEC), and the Company shall, and shall procure any relevant third party to, take such further necessary action required from time to time to enable the Holder to sell its Warrant Shares (including, without limitation, for the purpose of the removal of any restrictive legend on the Warrant Shares, such as by providing an opinion letter from the Company’s counsel to the Holder or any relevant transfer agent) as from the first Business Day after the delivery of the Exercise Delivery Documents, without registration under the Securities Act within the limitations of the exemption provided by Rule 144 under the Securities Act.

8. NONWAIVER AND EXPENSES. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

9. SUCCESSORS AND ASSIGNS. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

10. REMEDIES. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

11. NOTICES. To be effective, any notice, consent, or communication required or permitted to be given in connection with this Warrant must be in writing and personally delivered or sent by messenger, overnight courier, electronic mail, or certified mail and addressed as set forth below. All notices, consents, and communications are deemed delivered and received by the receiving party (a) if personally delivered or delivered by messenger, on the date of delivery or on the date delivery was refused, (b) if delivered by electronic mail, upon receipt of confirmation of the party transmitting such electronic mail, or (c) if delivered by overnight courier or certified mail, on the date of delivery as established by the return receipt, courier service confirmation, or similar documentation (or the date on which the courier or postal service, as the case may be, confirms that acceptance of delivery was refused or undeliverable). Each notice shall be addressed as follows:

If to the Company:

Canoo Inc.

15520 Highway 114, Suite 2C

Justin, Texas 76247

Attention: Legal Department

Email:	legal@canoo.com

Hector Ruiz Hector.Ruiz@canoo.com

Ramesh Murthy Ramesh.Murhty@canoo.com

If to the Holder:

Walmart Inc.
702 S.W. 8th Street
Bentonville, AR 72716
Attention: Corporate Development and M&A Legal

Email:	transactionnotices@walmartlegal.com

Michael Guptan Michael.Guptan@walmart.com

Zuzana Gajduskova ZGajduskova@walmart.com

Harsha Pakhal Harsha.Pakhal@walmart.com

12. AMENDMENT AND WAIVER. Except as otherwise provided herein, neither the Company nor the Holder shall amend this Warrant, take any action herein prohibited, or omit to perform any act herein required to be performed by it, without the written consent of the other party.

13. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by the laws of the State of Delaware (without giving effect to any choice of law or conflict of law provision or rule).

14. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

15. SUBMISSION TO JURISDICTION. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Warrant shall be brought against either of the parties only in any state or federal court located in the State of Delaware located in the County of New Castle, Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of New Castle located in the State of Delaware (and each appellate court located in the State of Delaware or the applicable federal court of appeals) in connection with any such legal proceeding; (ii) agrees that each state and federal court located in the County of New Castle, Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of New Castle, Delaware any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Each of the parties irrevocably waive the right to a jury trial in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

16. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “30-Day VWAP” means, as of any date, the volume weighted average price per share of the Common Stock on the Principal Trading Market (as reported by Bloomberg L.P. (or its successor) or, if not available, by another authoritative source mutually agreed by the Holder and the Company) from 9:30 a.m. (New York City time) on the Trading Day that is thirty (30) Trading Days preceding such date to 4:00 p.m. (New York City time) on the last Trading Day immediately preceding such date.

(b) “Applicable Stockholder Vote” means the first duly convened meeting of the stockholders of the Company at which a resolution for the purpose of obtaining the Requisite Stockholder Approval (as such term is defined in the Warrant Issuance Agreement) is presented to the stockholders and voted upon, regardless of the outcome of such vote.

(c) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

(d) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e) “Cash Exercise” has the meaning set forth in Section 2(a).

(f) “Cashless Exercise” has the meaning set forth in Section 2(a).

(g) “Cashless Exercise Ratio” with respect to any exercise of this Warrant means a fraction (i) the numerator of which is the excess of (x) the 30-Day VWAP as of the day immediately preceding such exercise date over (y) the Exercise Price, and (ii) the denominator of which is the 30-Day VWAP as of the day immediately preceding such exercise date.

(h) “Common Stock” means (i) the Company’s Common Stock, $.0001 par value per share, and (ii) any stock into which such Common Stock shall have been changed or any stock resulting from a reclassification of such Common Stock.

(i) “Company Capitalization” means the sum of: (1) all shares of capital stock of the Company (on an as-converted basis) issued and outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities: and (2) all shares of Common Stock of the Company reserved and available for future grant under any equity incentive or similar plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the Qualified Financing, as applicable.

(j) “Expiration Date” means the date 10 years after the Issuance Date or, if such date falls on a day other than a Business Day, the next Business Day (the “Initial Expiration Date”), provided that if all Warrant Shares shall not have vested on such Initial Expiration Date and the Company is continuing to recognize Total Walmart Generated Revenue at such time, the Expiration Date shall be extended an additional sixty (60) calendar days following the end of the calendar quarter in which such Initial Expiration Date occurred to permit the determination of Total Walmart Generated Revenue through the Initial Expiration Date and the associated vesting of Revenue Vesting Warrants in accordance with Section 1 hereof.

(k) “Net Revenue” means gross sales less discounts, returns, allowances and sales tax.

(l) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(m) “Principal Trading Market” means the trading market on which the Common Stock is primarily listed on and quoted for trading, and which, as of the Issue Date is The NASDAQ Capital Market

(n) “Qualified Financing” means the first transaction or series of related transactions during each successive 24-month period following the Issuance Date in which the Company sells and issues Common Stock or similar securities primarily for the purpose of raising capital in an amount not exceeding the lesser of: (x) $100,000,000 and (y) 10% of the Company Capitalization at the time of such transaction. For clarity purposes, any transaction or series of related transactions in which the Company sells and issues Common Stock or similar securities primarily for the purpose of raising capital which is not a Qualified Transaction or otherwise not a Permitted Transaction shall be subject to the provisions of Section 3(b) hereof.

(o) “Total Walmart Generated Revenue” shall include all Net Revenue to Canoo or its Affiliates enabled by Walmart or its Affiliates, including without limitation Net Revenue to Canoo or its Affiliates under the EV Agreement or any other agreement with Walmart or its Affiliates and Net Revenue attributable to any products or services offered by Walmart or its Affiliates related to Canoo or its Affiliates.

(p) “Trading Day” means a day on which the Principal Trading Market is open for trading. If the Common Stock is not listed on any Trading Market, then “Trading Day” means Business Day.

(q) “Trading Market” means the Nasdaq Global Select Market or the market or exchange on which the Common Stock is listed or quoted for trading on the date in question.

(r) “Transfer Agent” means the Company and any successor transfer agent of the Company.

(s) “Warrant Shares” means fully paid and nonassessable shares of Common Stock of the Company as adjusted from time to time as contemplated herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

CANOO INC.

By:	/s/ Tony Aquila
Name:	Tony Aquila
Title:	CHAIRMAN & CEO

WALMART INC.

By:	/s/ Michael Guptan
Name:	Michael Guptan
Title:	Senior Vice President – Corporate Development

[Signature Page to Warrant]

Exhibit A

EXERCISE NOTICE

To: Canoo Inc.	Dated: ____________________

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 2 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock. A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name of the Holder.

Number of shares of Common Stock with respect to which the Warrant is being exercised (including shares to be withheld as payment of the Exercise Price pursuant to the Cashless Exercise provisions of Section 2(a) of the Warrant, if any):
______________________________________

Method of Payment of Exercise Price (note if Cashless Exercise or cash exercise pursuant to Section 2(a) of the Warrant):
___________________________________

Aggregate Exercise Price: _______________________________

IN WITNESS WHEREOF, the undersigned has caused this Exercise Notice to be executed on the day and year first above written.

[Printed or Typed Entity Name]

By:
(Signature)
Name:
Title: